Citigroup Global Markets Holdings Inc.	July 20, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH18096 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024
Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 5% of the stated principal amount. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the inverse performance of the Nasdaq-100 Index® (the “underlying index”) from the initial index level to the final index level.

▪	The securities offer leveraged inverse exposure to a limited range of potential depreciation of the underlying index and a limited buffer against the potential appreciation of the underlying index, which means that you will receive a positive return at maturity only if the underlying depreciates and you will incur a loss at maturity if the underlying appreciates by more than the 5.00% buffer amount. At maturity, if the underlying index has depreciated in value, investors will receive the stated principal amount of their investment plus a positive payment reflecting the leveraged downside performance of the underlying index, subject to the maximum payment at maturity. In exchange for those features, investors in the securities must be willing to (i) accept downside exposure to any appreciation of the underlying index in excess of the 5.00% buffer amount and (ii) forgo any dividends that may be paid on the stocks that constitute the underlying index. If the underlying index appreciates by more than the buffer amount from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% of the initial index level by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. You may lose up to 95% of your investment.

▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:		The Nasdaq-100 Index® (ticker symbol: “NDX”)
Aggregate stated principal amount:		$10,000,000
Stated principal amount:		$1,000 per security
Pricing date:		July 20, 2023
Issue date:		July 25, 2023
Valuation date:		January 22, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		January 25, 2024
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final index level is less than the initial index level:
$1,000 + ($1,000 × the leverage factor × the index return), subject to the maximum return at maturity

▪  If the final index level is equal to or greater than the initial index level but less than or equal to the final buffer level:
$1,000

▪  If the final index level is greater than the final buffer level:
$1,000 + [$1,000 × (the index return + the buffer amount)], subject to the minimum payment at maturity

If the final index level is greater than the final buffer level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. However, under no circumstance will the securities pay less than the minimum payment at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to 95% of your investment.

Initial index level:		15,466.09, the closing level of the underlying index on the pricing date
Final index level:		The closing level of the underlying index on the valuation date
Final buffer level:		16,239.395, 105.00% of the initial index level
Index return:		(i) The initial index level minus the final index level, divided by (ii) the initial index level
Leverage factor:		200%
Maximum return at maturity:		$305.00 per security (30.50% of the stated principal amount). The payment at maturity per security will not exceed $1,000 plus the maximum return at maturity.
Minimum payment at maturity:		$50.00 per security (5.00% of the stated principal amount)
Buffer amount:		5.00%
Listing:		The securities will not be listed on any securities exchange.
CUSIP / ISIN:		17291RRP9 / US17291RRP90
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$2.50(2)	$996.50
$1.00(3)
Total:	$10,000,000.00	$35,000.00	$9,965,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $991.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $3.50 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $2.50 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $1.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023                       Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

July 2023	PS-2

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct inverse exposure to the underlying index that enhances returns for a limited range of potential depreciation of the underlying index;

▪	To obtain a limited buffer against the potential appreciation of the underlying index; and

▪	To achieve similar levels of inverse exposure to the underlying index as a direct inverse investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the underlying index appreciates by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that appreciation exceeds the buffer amount. Accordingly, you may lose a significant portion of your initial investment in the securities.

Maturity:	Approximately 6 months
Leverage factor:	200%, subject to the maximum return at maturity. The leverage factor applies only if the final index level is less than the initial index level.
Maximum return at maturity:	$305.00 per security (30.50% of the stated principal amount)
Buffer amount:	5.00%
Minimum payment at maturity:	$50.00 per security (5.00% of the stated principal amount). Investors may lose up to 95.00% of the stated principal amount of the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 200% of the depreciation of the underlying index, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which will be $1,305.00 per security. At maturity, if the underlying index has depreciated from the initial index level to the final index level, investors will receive the stated principal amount of their investment plus a positive return reflecting the leveraged inverse performance of the underlying index, subject to the maximum return at maturity. If the underlying index has appreciated from the initial index level to the final index level by no more than the buffer amount, the payment at maturity will be $1,000 per security. However, if the underlying index has appreciated by more than the buffer amount from the initial index level to the final index level, investors will lose 1% for every 1% of the initial index level by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 95% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Inverse Performance Up to a Cap:	The securities offer investors leveraged inverse exposure to the underlying index within a limited range of negative performance.
Positive Return Scenario:	If the final index level is less than the initial index level, the payment at maturity for each security will be equal to the $1,000 stated principal amount plus the product of (i) the stated principal amount, (ii) the leverage factor and (iii) the index return, subject to the maximum return at maturity.
Par Scenario:	If the final index level is equal to or greater than the initial index level but less than or equal to the final buffer level, which means that the underlying index has appreciated by no more than 5.00% from its initial index level, the payment at maturity will be $1,000 per security.
Negative Return Scenario:	If the final index level is greater than the final buffer level, which means that the underlying index has appreciated by more than 5.00% from its initial index level, you will lose 1% for every 1% by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity (e.g., a 50% appreciation in the underlying index will result in a payment at maturity of $550.00 per security). The minimum payment at maturity is $50.00 per security. Accordingly, investors may lose up to 95% of their initial investment.
July 2023	PS-3

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Investors in the securities will not receive any dividends that may be paid on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Bearish Buffered PLUS Payment at Maturity Diagram

■ The Securities	■ The Underlying Index

The examples below are based on the hypothetical initial index level of 100.00 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and not the hypothetical value indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Positive Return Scenario A. The hypothetical final index level is 95.00 (a 5.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per security = $1,000 + ($1,000 × the leverage factor × the index return), subject to the maximum return at maturity of $305.00 per security

July 2023	PS-4

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

= $1,000 + ($1,000 × 200% × 5.00%), subject to the maximum return at maturity of $305.00 per security

= $1,000 + $100.00, subject to the maximum return at maturity of $305.00 per security

= $1,100.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level and the index return multiplied by the leverage factor is less than the maximum return at maturity, your total return at maturity in this scenario would be 10%.

Example 2—Positive Return Scenario B. The hypothetical final index level is 50.00 (a 50.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per security = $1,000 + ($1,000 × the leverage factor × the index return), subject to the maximum return at maturity of $305.00 per security

= $1,000 + ($1,000 × 200% × 50.00%), subject to the maximum return at maturity of $305.00 per security

= $1,000 + $1,000, subject to the maximum return at maturity of $305.00 per security

= $1,305.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level and the index return multiplied by the leverage factor is greater than the maximum return at maturity, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,305.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 inverse exposure to the depreciation of the underlying index without a maximum return.

Example 3—Par Scenario. The hypothetical final index level is 103.00 (a 3.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by an amount that is less than the buffer amount of 5.00%.

Payment at maturity per security = $1,000

Because the underlying index did not appreciate from the hypothetical initial index level to the hypothetical final index level by more than the 5.00% buffer amount, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 4—Negative Return Scenario. The hypothetical final index level is 140.00 (a 40.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by an amount that is more than the buffer amount of 5.00%.

Payment at maturity per security = $1,000 + [$1,000 × (the index return + the buffer amount)], subject to the minimum payment at maturity of $50.00

= $1,000 + [$1,000 × (-40.00% + 5.00%)], subject to the minimum payment at maturity of $50.00

= $1,000 + [$1,000 × (-35.00%)], subject to the minimum payment at maturity of $50.00

= $1,000 + -$350.00, subject to the minimum payment at maturity of $50.00

= $650.00

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level by more than the 5.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 inverse exposure to the positive performance of the underlying index beyond the 5.00% buffer amount.

July 2023	PS-5

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose up to 95.00% of your investment. Unlike conventional debt securities, the securities provide for a minimum payment at maturity of only 5.00% of the stated principal amount of the securities, subject to our credit risk. Instead, your payment at maturity will depend on the performance of the underlying index. If the underlying index appreciates from the initial index level by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% by which that appreciation exceeds the buffer amount, subject to the minimum payment at maturity.

▪	The securities provide inverse (bearish) exposure to the performance of the underlying index. Because the securities provide inverse (bearish) exposure to the performance of the underlying index, your return on the securities will not benefit from any appreciation of the underlying index over the term of the securities and, if the final index level is greater than the initial index level by more than the buffer amount, you will lose some, and up to 95.00%, of your principal.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 30.50%, which is equivalent to a maximum return at maturity of $305.00 per security and would result in a maximum payment at maturity of $1,305.00 per security. Taking into account the leverage factor, any decrease in the final index level from the initial index level by more than 15.25% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in, or taking a short position in, the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be higher, and possibly significantly higher, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

July 2023	PS-6

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

July 2023	PS-7

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of inverse (bearish) exposure to the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked inversely to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked inversely to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. The sponsor of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The sponsor of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2023	PS-8

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions— The Nasdaq-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index® .. This pricing supplement relates only to the securities and not to the Nasdaq-100 Index® . We make no representation as to the performance of the Nasdaq-100 Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the Nasdaq-100 Index® on July 20, 2023 was 15,466.09.

The graph below shows the closing level of the underlying index for each day such level was available from January 2, 2013 to July 20, 2023. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Levels January 2, 2013 to July 20, 2023

July 2023	PS-9

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is more likely than not that a security will be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be short-term capital gain or loss.

Please see the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. In light of the fact that the payout on the securities is inversely related to the performance of the underlying, payment on the securities to Non-U.S. Holders will not be subject to Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2023	PS-10

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $3.50 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $2.50 for each $1,000 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $1.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately two months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly

July 2023	PS-11

Citigroup Global Markets Holdings Inc.
10,000 Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January 25, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2023	PS-12